UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 5, 2008

Discovery Communications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34177	35-2333914
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Discovery Place, Silver Spring, Maryland		20910
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	240-662-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hendricks Equity Stake Transition Agreement.

Discovery Communications, Inc. ("Discovery") disclosed in its Registration Statement on Form S-4 (SEC File No. 333-151586) filed on August 6, 2008 (the "Registration Statement"), that, on July 29, 2008, Discovery Communications, LLC's (the predecessor company to Discovery) member representatives had reached an agreement in principle with John Hendricks, Discovery’s founder and Chairman. The agreement addressed the treatment of Mr. Hendricks’ awards under the Discovery Appreciation Plan ("DAP") following the closing of the Newhouse Transaction, the principal terms of which were reflected in a term sheet (the "Hendricks Term Sheet") executed by Mr. Hendricks and the member representatives. After the closing of the Transaction on September 17, 2008, Discovery and Mr. Hendricks have now executed a definitive agreement governing these matters effective November 5, 2008 (the "Hendricks Equity Stake Transition Agreement").

As discussed in the Registration Statement, Mr. Hendricks’ original equity holding in the Company (i.e., his founder’s equity) was replaced over the years with phantom equity and appreciation units, which were deemed to be more appropriate for a private company with no public market value. At the time of the Transaction, his phantom equity took the form of DAP awards with respect to 6,653,300 units. Mr. Hendricks and the member representatives determined that it would be appropriate following the closing of the Newhouse Transaction to convert Mr. Hendricks’ DAP units into stock options under Discovery’s incentive plan, thereby replicating his founder’s equity in connection with the creation of the new public company.

Under the Hendricks Equity Stake Transition Agreement, upon the vesting of Mr. Hendricks’ existing tranches of DAP units, vested DAP units will be paid in cash and replaced with grants of nonqualified stock options to acquire shares of the Series A common stock under Discovery’s incentive plan on a one-for-one basis. After the closing of the Newhouse Transaction, outstanding DAP awards were adjusted in connection with the Newhouse Transaction. Based on the scheduled vesting dates for Mr. Hendricks’ DAP awards, the Hendricks Equity Stake Transition provides that he will receive the following option grants (the number of units is based on the pre-adjustment number specified in the Hendricks Term Sheet and the actual number of units and corresponding option grant will be based on the post-adjustment number, as provided in the Hendricks Equity Stake Transition Agreement):

• On October 1, 2008, 4,779,467 DAP units vested and were replaced with stock options relating to an equivalent number of shares of Series A common stock with a term of 10 years.

• In 2009, 1,042,171 DAP units vest and will be replaced with stock options relating to an equivalent number of shares of Series A common stock with a term of 9 years.

• In 2010, 415,831 DAP units vest and will be replaced with stock options relating to an equivalent number of shares of Series A common stock with a term of 8 years.

• In 2011, 415,831 DAP units vest and will be replaced with stock options relating to an equivalent number of shares of Series A common stock with a term of 7 years.

The foregoing options (collectively, the "Founder Options") will vest ratably over four years and will expire in 2018. The Founder Options described above are based on the number of DAP units held by Mr. Hendricks at the time of the Newhouse Transaction. As noted above, the actual number of shares subject to the Founder Options will be equal to the number of DAP units held by Mr. Hendricks following the adjustment of his outstanding DAP awards in connection with the closing of the Newhouse Transaction.

With respect to the 2008 grant of Founder Options only, (i) the ending unit value under the DAP with respect to those units will be based solely on the average closing price of the common stock without regard to the 10% premium currently applied in calculating ending unit values under the DAP, and (ii) the 2008 grant of Founder Options was made on October 1, 2008 with an exercise price equal to the fair market value of the common stock on that date.

The Founder Options cover all equity awards to be made to Mr. Hendricks through 2018 (other than any future grants which may be made in the discretion of Discovery’s compensation committee). Mr. Hendricks will have no right to a reload of additional grants upon vesting or exercise of any Founder Options.

If Mr. Hendricks’ employment is terminated for "cause" (as defined in the Hendricks Equity Stake Transition Agreement), the Founder Options will be forfeited. If Mr. Hendricks’ employment is terminated (1) as result of death, "disability" or "retirement" (in each case, as defined in the Hendricks Equity Stake Transition Agreement) or (2) by Discovery other than for "cause," the Founder Options will vest immediately and remain exercisable for their original term. If Mr. Hendricks voluntarily terminates his employment (other than as described in the previous two sentences), any Founder Options not vested on the date of termination will be forfeited, and the vested Founder Options will remain exercisable for one year following the termination (but not beyond their original term). The right of Mr. Hendricks to exercise the Founder Options during any period of time following termination of employment pursuant to items (1) and (2) above is conditioned upon him signing a general liability release and abiding by a non-compete. If such release is not signed or if the non-competition covenant that Mr. Hendricks is required to execute prior to exercising any of the Founder Options is breached, no Founder Options may be exercised after the date of termination and any gains from the post-termination exercise of Founder Options may be clawed-back by Discovery.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

November 12, 2008	By:	/s/ Joseph A. LaSala

Name: Joseph A. LaSala
Title: Senior EVP, General Counsel and Secretary